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      IN BOSTON.                   SULLIVAN & WORCESTER LLP                IN NEW YORK CITY
ONE POST OFFICE SQUARE                1866 K STREET, N.W.                   565 FIFTH AVENUE
BOSTON, MASSACHUSETTS 02109          WASHINGTON, D.C. 20006              NEW YORK, NEW YORK 10017
   (617) 338-2800                        (202) 775-1200                      (212) 660-3000
 FAX NO. 617-338-2880                 FAX NO. 202-293-2275                FAX NO. 212-660-3001
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                                                November 14, 2003



Profit Funds Investment Trust
8720 Georgia Avenue
Suite 808
Silver Spring, Maryland  20910

Ladies and Gentlemen:

     We have been requested by Profit Funds Investment Trust, a Massachusetts business trust with transferable shares (the "Trust") established under an Agreement and Declaration of Trust dated June 12, 1996, as amended (the "Declaration"), for our opinion with respect to certain matters relating to Profit Value Fund (the "Acquiring Fund"), a series of the Trust. We understand that the Trust is about to file an amendment to it Registration Statement on Form N-14 (File No. 333-109543) for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of The Kenwood Growth & Income Fund (the "Acquired Fund"), the sole series of The Kenwood Funds, in exchange solely for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the identified liabilities of the Acquired Fund pursuant to an Agreement and Plan of Reorganization, the form of which is included in the Form N-14 Registration Statement (the "Plan").

     We have, as counsel, participated in various business and other proceedings relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust's Declaration and Bylaws, and other documents relating to its organization, operation, and proposed operation, including the proposed Plan, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

     Based upon the foregoing, and assuming the approval by shareholders of the Acquired Fund of certain matters scheduled for their consideration at a meeting presently anticipated to be held on December 22, 2003, it is our opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plan and the Trust's Declaration and Bylaws, will be legally issued, fully paid and non-assessable by the Trust, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities. We note, however, that under certain circumstances, shareholders of the Trust may be held personally liable for its obligations.


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Profit Funds Investment Trust
November 14, 2003
Page 2


     We hereby consent to the filing of this opinion with and as a part of the Registration Statement on Form N-14. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

                                                Very truly yours,


                                                /s/ Sullivan & Worcester LLP
                                                SULLIVAN & WORCESTER LLP




(W0077991)